FOR IMMEDIATE RELEASE
Contact: Investor Relations Department
Telephone:  712-732-4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES COMPLETION OF CURRENT
STOCK REPURCHASE PROGRAM AND ANNOUNCES AN ADDITIONAL STOCK
REPURCHASE PROGRAM:

(Storm Lake, Iowa - June 25, 1997) First Midwest Financial, Inc. announced the completion of its fourth stock repurchase program in which 220,883 shares, or approximately 7.5% of its outstanding shares of common stock, were repurchased. The Company repurchased the shares at prevailing market prices at various times since October 31, 1996. During the repurchase period, shares were purchased at prices ranging between $15.50 and $17.25 per share.

In other news, First Midwest announced its intention to repurchase an additional 5% of its 2,733,940 outstanding shares through open market and privately negotiated transactions over the next twelve months. The shares will be purchased at prevailing market prices from time to time during the twelve month period, depending upon market conditions.

James S. Haahr, President and Chief Executive Officer of First Midwest, indicated that the Board of Directors authorized the repurchase program in view of the strong capital position of the Company's subsidiaries, First Federal Savings Bank of the Midwest and Security State Bank. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans. Mr. Haahr stated, "We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our stockholders."

At March 31, 1997, the Company had assets of $370 million, stockholders' equity of $42.9 million, and had capital ratios well in excess of regulatory requirements.

CORPORATE PROFILE:

First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest. This includes the Main Bank Office in Storm Lake, Iowa, and its 6 branch offices in a four-county area of Northwest Iowa. It also includes the 2 offices of the Brookings Federal Bank Division in Brookings, South Dakota, and the 2 offices of the Iowa Savings Bank Division in Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.